EXHIBIT 10
January 7, 2008
Mr. John R. Bingle
NewSight Corporation
2 Park Avenue, 18th Floor
New York, NY 10016
Dear Jay:
     Wireless Ronin Technologies, Inc., a Minnesota corporation (“WRT”), shall extend the maturity date of that certain Secured Promissory Note dated October 8, 2007 (the “Note”), from NewSight Corporation (“NewSight”) to WRT contingent upon the following terms and conditions:
     Upon receipt of payment of the amount specified in this Letter Agreement, the Maturity Date of the Note is hereby extended from December 31, 2007, to the earlier to occur of (i) March 31, 2008 or (ii) the completion of NewSight’s next financing transaction, excluding any financing solely from Prentice Capital Management, L.P. (“Prentice”) or its affiliates.
     Each of Prentice and WRT acknowledges and agrees that the Subordination Agreement by and between WRT and Prentice, effective October 12, 2007, is in full force and effect. NewSight acknowledges and agrees that (1) the Digital Signage Agreement by and between WRT and NewSight, effective October 12, 2007 (the “Meijers Agreement”) and (2) the Digital Signage Agreement by and between WRT and NewSight regarding CBL Mall Installations (the “CBL Mall Agreement”) remain in full force and effect. Upon completion of NewSight’s next financing transaction, excluding any financing solely from Prentice or its affiliates, NewSight hereby agrees to engage WRT to perform those services necessary to complete 79 Meijer stores not yet converted pursuant to the Meijers Agreement, provided that pricing for goods and services required for this project will be established pursuant to good faith negotiation between the parties. NewSight agrees to make payment in advance for all amounts required for WRT to provide services or to sell goods to NewSight, to the extent such services are hereafter requested by Newsight, pursuant to the Meijers Agreement, the CBL Mall Agreement or otherwise until all amounts due from NewSight to WRT under the Note are paid in full. WRT acknowledges that Newsight is currently in a test-phase with CBL Properties under the CBL Mall Agreement and that Newsight is not presently committed to roll out any further equipment in CBL Malls or other properties under the CBL Mall Agreement. NewSight acknowledges and agrees that the Security Agreement by and between WRT and NewSight, effective October 12, 2007 (the “Security Agreement”), shall remain in full force and effect until all amounts due from NewSight to WRT under the Note are paid in full.
     WRT agrees to credit NewSight’s customer deposits aggregating $277,488 against the amount payable under the Note, retroactive to its date of issuance. As a result of this credit, WRT and NewSight hereby agree that the current principal balance of the note is $2,239,979; provided, however, that such amount will be increased according to the provisions of the next paragraph of this letter agreement. Except as specifically provided in the next paragraph of this letter agreement, WRT and NewSight hereby agree that no additional credit shall be extended to NewSight by WRT pursuant to the Note.
     NewSight will pay $175,000, representing the amount due WRT under the Independent Contractor Agreement by and between WRT and NewSight regarding NewSight’s 3D Software Product (the “3D Agreement”). NewSight will pay WRT $75,000 before 5:00 PM (Minneapolis time) on January 9, 2008, in immediately available funds. The remaining $100,000 due from the 3D Agreement will be added to the current principal value of the note, bringing the total current principal balance of the note to $2,339,979. Any other amounts previously paid by NewSight to WRT under the 3D Agreement, including deposits made by NewSight, shall be considered earned by WRT. NewSight and WRT acknowledge and agree that the 3D Agreement is hereby terminated and no amounts, other than as set forth in this Letter Agreement, are owed by either party to the other party under the 3D Agreement.
     NewSight does hereby fully and forever release and discharge WRT, its shareholders, directors, officers, employees, representatives, agents, insurers, attorneys, assigns, heirs, and successors-in-interest, of any and all claims, damages, demands, actions, and rights of action of whatever kind or nature which NewSight, its shareholders, directors, officers, employees, representatives, agents, insurers, attorneys, assigns, heirs, or successors-in-interest may have arising out of or in connection with the 3D Agreement. WRT does hereby fully and forever release and discharge NewSight, its shareholders, directors, officers, employees, representatives, agents, insurers, attorneys, assigns, heirs, and successors-in-interest, of any and all claims, damages, demands, actions, and rights of action of whatever kind or nature which WRT, its shareholders, directors, officers, employees, representatives, agents, insurers, attorneys, assigns, heirs, or successors-in-interest may have arising out of or in connection with the 3D Agreement.
     NewSight and WRT acknowledge and agree that the Digital Signage Agreement by and between WRT and NewSight regarding Office Networks (the “Physician Office Agreement”) and the Digital Signage Agreement by and between WRT and NewSight regarding Pyramid Mall Installations (the “Pyramid Mall Agreement”) are hereby terminated and no amounts are owed by either party to the other party under either the Physician Office Agreement or the Pyramid Mall Agreement. However, should NewSight sell goods or services to the customers contemplated by the Physician Office Agreement or the Pyramid Mall Agreement, to the extent reasonably possible, NewSight will provide WRT with a right of first refusal to provide WRT goods and services to such customers in connection with NewSight’s engagements on substantially the same terms and conditions set forth in the Physician Office Agreement and the Pyramid Mall Agreement, as the case may be; provided, that, if WRT’s pricing is not acceptable to Newsight, Newsight may seek and engage an alternative third party to provide such goods and services so long as such pricing is more favorable than that provided by WRT.
     NewSight represents and warrants to WRT that it is currently using its best efforts to complete a financing transaction, in addition to any financing solely from Prentice or its affiliates, that would enable NewSight to repay the note in full to WRT upon the amended maturity date set forth herein.
     This Letter Agreement shall terminate and all amounts owing by NewSight to WRT shall be due and payable immediately upon the occurrence of one or more of the below described events:
•	Termination of NewSight’s engagement agreement with Lazard Freres;

•	NewSight’s breach of or default under the Meijers Agreement, the CBL Mall Agreement, the Note, the Security Agreement or this Letter Agreement; or

•	Completion of a financing transaction which yields gross proceeds to NewSight of at least Five Million Dollars ($5,000,000), excluding any financing solely from Prentice or its affiliates.
     If the foregoing is in accordance with your understanding, please sign this letter in the space indicated below and return it to us for receipt not later than 6:00 PM (Minneapolis time) on January 7, 2008, whereupon this Letter Agreement will become effective. The proposal contained herein will expire unless we have received this letter signed by you within the time period provided in the previous sentence or if sooner rejected.
[Signature Page Follows.]

Very truly yours,

WIRELESS RONIN TECHNOLOGIES, INC.

/s/ Jeffrey C. Mack

Jeffrey C. Mack Chairman of the Board, President and Chief Executive Officer
The foregoing is hereby
agreed to and accepted:

NewSight Corporation		Prentice Capital Management, L.P.
(solely with respect to the first sentence
of the third paragraph)

By:	/s/ Bob Stewart	By:	/s/ Mathew Hoffman

Title: Chief Financial Officer		Title: General Counsel